Exhibit 21.1

Subsidiaries of Taylor Morrison Home Corporation*

Name	Jurisdiction of Organization

TMM Holdings Limited Partnership	British Columbia
Monarch Communities Inc.	British Columbia
Monarch Parent Inc.	British Columbia
Monarch Corporation	Ontario
Taylor Morrison Holdings, Inc.	Delaware
Taylor Morrison, Inc.	Delaware
Taylor Morrison Communities, Inc.	Delaware
Taylor Morrison Finance, Inc.	Delaware
Taylor Morrison Services, Inc.	Delaware
Taylor Morrison Holdings of Arizona, Inc.	Arizona
ATPD, LLC	Arizona
Taylor Morrison/Arizona, Inc.	Arizona
TM Homes of Arizona, Inc.	Arizona
Taylor Morrison of California, L.L.C.	California
Taylor Morrison of Colorado, Inc.	Colorado
Taylor Morrison of Florida, Inc.	Florida
Taylor Woodrow Communities at Mirasol, Ltd.	Florida
Taylor Woodrow Communities At Portico, L.L.C.	Florida
Taylor Woodrow Communities At St. Johns Forest, L.L.C.	Florida
Taylor Woodrow Homes – Central Florida Division, L.L.C.	Florida
Taylor Woodrow Homes – Southwest Florida Division, L.L.C.	Florida
TW Acquisitions, Inc.	Florida
TWC/Mirasol, Inc.	Florida
Taylor Morrison of Texas, Inc.	Texas
Taylor Morrison at Crystal Falls, L.L.C.	Texas
Taylor Woodrow Communities – League City, Ltd.	Texas
TWC/Falconhead West, L.L.C.	Texas
TWC/Steiner Ranch, L.L.C.	Texas
Darling Homes of Texas, LLC	Texas
DFP Texas (GP), LLC	Texas

*	After giving effect to the Reorganization Transactions described under “Organizational Structure” in the accompanying prospectus.